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                                                                    EXHIBIT 99.4


                                 INVESTMENT AGREEMENT


          This Investment Agreement (the "Agreement"), dated as of April 14, 1997, is made and entered into by and among Apollo Investment Fund III, L.P., a Delaware limited partnership, Apollo Overseas Partners III, L.P., a Delaware limited partnership, and Apollo (UK) Partners III, L.P., an English limited partnership, (collectively, and together with their Affiliated Transferees (as defined herein), the "Apollo Stockholders"), and Blackstone Capital Partners II Merchant Banking Fund L.P., a Delaware limited partnership, Blackstone Offshore Capital Partners II L.P., a Cayman Islands limited partnership, and Blackstone Family Investment Partnership II L.P., a Delaware limited partnership (collectively, and together with their Affiliated Transferees, the "Blackstone Stockholders" and, together with the Apollo Stockholders, the "Stockholders").

          WHEREAS, the Stockholders have entered into this Agreement for the purpose of allocating and administering among themselves certain rights and obligations with respect to their ownership of the common stock, par value $.01 per share (the "Common Stock"), of Allied Waste Industries, Inc., a Delaware corporation (the "Company"), and certain other matters as set forth herein;

          WHEREAS, the Stockholders have entered into a Stock Purchase Agreement with TPG Partners, L.P. and TPG Parallel I, L.P., each a Delaware limited partnership (collectively "TPG"), dated April 14, 1997 (the "TPG Purchase Agreement"), providing for the purchase by the Stockholders of an aggregate of 11,776,765 shares of the Common Stock (the "TPG Shares") from TPG, subject to the terms and conditions set forth therein, and may enter into additional agreements (such additional agreements, together with the TPG Purchase Agreement, the "Purchase Agreements") providing for the purchase by one or more of the Stockholders of additional shares of Common Stock (such additional shares, together with the TPG Shares, the "Shares"); and

          WHEREAS, the Stockholders have entered into a Shareholders Agreement with the Company, dated April 14, 1997, concerning certain governance rights, registration rights and other matters set forth therein, subject to the terms and conditions set forth therein (the "TPG Shareholders Agreement"), and may enter into additional agreements or amendments with respect thereto (such additional agreements and amendments, together with the TPG Shareholders Agreement, the "Shareholders Agreement").

          NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants and provisions contained herein,

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and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                      ARTICLE I

                                 CERTAIN DEFINITIONS

          The following terms shall have the definitions set forth below:

          "Affiliate" has the meaning given such term in Rule 12b-2 under the Exchange Act.

          "Business Day" means any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York.

          "Closing Dates" shall mean collectively, the closing date of the purchase of the TPG Shares pursuant to the TPG Purchase Agreement, together with the closing of the sale of Common Stock under any other Purchase Agreement as provided under such Purchase Agreement.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "Losses" shall mean any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

          "Majority Decision" shall mean approval by Stockholders holding a majority of the Shares then held by all Stockholders; provided, however, that if a dissenting Stockholder reasonably determines that the decision will materially adversely affect its ownership of the Shares, then the decision must be approved by all Stockholders.

          "Permitted Transferees" shall mean:

          (a) any Affiliate of, or investment fund sponsored by, a Stockholder (an "Affiliated Transferee");

          (b) with respect to any Stockholder which is a limited partnership, any partners (or a liquidating trust for the benefit of the partners) of such limited partnership in accordance with the provisions of the limited partnership agreement of such Stockholder as then in effect; or

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          (c)  solely with respect to bona fide pledges of shares of Common
     Stock to a financial institution to secure indebtedness for borrowed money to finance the purchase of shares of Common Stock, such financial institution;

PROVIDED that with respect to clause (a), the Affiliated Transferee agrees in a writing provided to each of the other Stockholders to be bound by the terms of this Agreement; PROVIDED, FURTHER, that with respect to clause (c), the pledge agreement gives the other Stockholders the right to purchase the pledged shares from the financial institution on substantially the same terms as those provided in Section 5.2 in connection with any foreclosure on such pledged shares. For purposes hereof, the Permitted Transferees of a Stockholder shall include the Permitted Transferees of such Stockholder's Permitted Transferees.

          "Person" means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union or association or governmental or regulatory authority.

          "Registration Percentage" shall mean the quotient of (a) the total number of shares of Common Stock owned directly by a Stockholder immediately prior to an offering divided by (b) the total number of shares of Common Stock beneficially owned by the Stockholders as a group immediately prior to such offering.

          "Rule 144" means Rule 144 promulgated under the Securities Act, and any successor provision thereto.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Transfer" shall mean with respect to any security, any sale, assignment, donation, pledge, hypothecation, grant or other transfer of, or the grant of any option with respect to, such security (or the entering into of any agreement or understanding with respect to the foregoing).


                                      ARTICLE II

                            REPRESENTATIONS AND WARRANTIES

          A. Each Apollo Stockholder hereby severally (and not jointly) represents and warrants to the Blackstone Stockholders with respect to itself and the Shares to be acquired by such Apollo Stockholder pursuant to the Purchase Agreements, and not with respect to any other Apollo Stockholder or any other Shares as follows:

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          Section 2.A.1.  ORGANIZATION; AUTHORIZATION.  Such Apollo Stockholder
is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Such Apollo Stockholder is duly authorized to execute and deliver, to perform its obligations under and to consummate the transactions contemplated by this Agreement, the TPG Purchase Agreement and the Shareholders Agreement. This Agreement, the TPG Purchase Agreement and the Shareholders Agreement are valid and legally binding agreements of such Apollo Stockholder, enforceable against such Apollo Stockholder in accordance with their terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally and, as to enforceability, general equitable principles.

          Section 2.A.2. ACQUISITION FOR INVESTMENT. (a) Such Apollo Stockholder is acquiring the Shares for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and such Apollo Stockholder has no present intention or plan to effect any distribution of the Shares.

          B. Each Blackstone Stockholder hereby severally (and not jointly) represents and warrants to the Apollo Stockholders with respect to itself and the Shares to be acquired by such Blackstone Stockholder pursuant to the Purchase Agreements, and not with respect to any other Blackstone Stockholder or any other Shares as follows:

          Section 2.B.1. ORGANIZATION; AUTHORIZATION. Such Blackstone Stockholder is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Such Blackstone Stockholder is duly authorized to execute and deliver, to perform its obligations under and to consummate the transactions contemplated by this Agreement, the TPG Purchase Agreement and the Shareholders Agreement. This Agreement, the TPG Purchase Agreement and the Shareholders Agreement are valid and legally binding agreements of such Blackstone Stockholder, enforceable against such Blackstone Stockholder in accordance with their terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally and, as to enforceability, general equitable principles.

          Section 2.B.2. ACQUISITION FOR INVESTMENT. (a) Such Blackstone Stockholder is acquiring the Shares for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and such Blackstone Stockholder has no present intention or plan to effect any distribution of the Shares.

          C. RELIANCE ON REPRESENTATIONS AND WARRANTIES IN PURCHASE AGREEMENTS. In addition to the foregoing representations and warranties, each of the Stockholders shall be entitled to rely upon the representations and warranties of each other Stockholder contained in any Purchase Agreement.


                                     ARTICLE III

                                PURCHASE OF THE SHARES

          Section 3.1. ALLOCATION OF PURCHASE PRICE. (a) On the Closing Date with respect to the purchase of any Shares from TPG or Laidlaw, Inc., a Canadian corporation ("Laidlaw") or its Affiliates, (i) the Apollo Stockholders hereby agree to purchase 65% of the Shares by paying 65% of the total purchase price for the Shares in the manner provided in the applicable Purchase Agreement and
(ii) the Blackstone Stockholders hereby agree to purchase 35% of the Shares by paying 35% of the total purchase price for the Shares in the manner provided in the applicable Purchase Agreement. Prior to such Closing Date, in their sole discretion, (x) the Apollo Stockholders may allocate their rights and obligations under this Section among themselves and (y) the Blackstone Stockholders may allocate their rights and obligations under this Section among themselves. Except for purchases of Shares from TPG or Laidlaw which shall be subject to and allocated in accordance with this Section, all purchases of Shares shall be subject to and allocated in accordance with the provisions of
Section 5.3.

          (b) If a Stockholder fails for any reason to make a purchase or payment as required under clause (a) of this Section 3.1, each of the non-failing Stockholders shall have the irrevocable and exclusive option to purchase up to that percentage of such failing Stockholder's shares, determined by dividing the number of Shares such non-failing Stockholder is then entitled to purchase by the total number of Shares that all Stockholders are then entitled to purchase (without reference to either the Shares such failing Stockholder was entitled to purchase or the number of Shares entitled to be purchased by a Stockholder who elects not to purchase such failing Stockholder's Shares). If a Stockholder's failure to purchase Shares constitutes a breach of the applicable Purchase Agreement, such failing Stockholder shall indemnify and hold harmless the non-failing Stockholders for any Losses incurred by them due to such breach; PROVIDED, HOWEVER, the maximum aggregate liability of a failing Stockholder under this Section 3.1 (including liability to the seller of the Shares) shall not exceed the amount that such failing Stockholder would have been required to pay had it not been in breach of such Purchase Agreement.

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                                      ARTICLE IV

                                  BOARD OF DIRECTORS

          The Stockholders agree among themselves as follows:

          Section 4.1. ALLOCATION OF AFFILIATE DIRECTOR DESIGNEES. If the number of persons the Stockholders are entitled to designate to serve on the Board of Directors of the Company (the "Board") pursuant to the Shareholders Agreement, without restriction as to the affiliation of such person ("Affiliate Designees"), is:

          (a) four (4), then the Apollo Stockholders shall be entitled to designate three (3) Affiliate Designees and the Blackstone Stockholders shall be entitled to designate one (1) Affiliate Designee;

          (b) three (3), then the Apollo Stockholders shall be entitled to designate two (2) Affiliate Designees and the Blackstone Stockholders shall be entitled to designate one (1) Affiliate Designee;

          (c) two (2), then the Apollo Stockholders shall be entitled to designate one (1) Affiliate Designee and the Blackstone Stockholders shall be entitled to designate one (1) Affiliate Designee; and

          (d) one (1), then the Apollo Stockholders shall be entitled to designate that Affiliate Designee; PROVIDED, HOWEVER, that if the Blackstone Stockholders own more shares of Common Stock than the Apollo Stockholders at the time of such designation, then the Blackstone Stockholders shall be entitled to designate that Affiliate Designee.

          Section 4.2. ALLOCATION OF NON-AFFILIATE DESIGNEES. If the Stockholders are entitled pursuant to the Shareholders Agreement to designate persons to serve on the Board in addition to the Affiliate Designees, such designations shall be allocated between the Apollo Stockholders and Blackstone Stockholders in the same proportions as the allocation of Affiliate Designees; provided, however, that any designation must be reasonably acceptable to the non-designating Stockholders.

          Section 4.3. EXERCISE OF VETO RIGHTS FOR THIRD PARTY DESIGNEES. If the Stockholders are entitled pursuant to the Shareholders Agreement to approve or reject a person designated by a third party to serve on the Board or any committee thereof, such approval or rejection may be exercised by either the Blackstone Stockholders or the Apollo Stockholders.

          Section 4.4. AGREEMENT TO VOTE FOR DIRECTORS. The Stockholders agree to vote all shares of Common Stock held by them in favor of the persons designated pursuant to Sections 4.1 and 4.2 hereof. The failure of any Stockholder entitled to designate nominees pursuant to Sections 4.1 or 4.2 hereof to fully exercise its respective designation rights shall not constitute a waiver or diminution of such rights, nor shall it prevent such Stockholder from fully exercising such rights prospectively. Should a person designated pursuant to Section 4.1 or 4.2 hereof be unwilling or unable to serve, or otherwise cease to serve (including by means of removal in accordance with the following sentence), the Stockholders who originally nominated such director pursuant to Sections 4.1 or 4.2 shall be entitled to designate any replacement director. If the Apollo Stockholders propose to remove any director designated by them, or if the Blackstone Stockholders propose to remove any director designated by them, the Stockholders agree to cooperate in, and vote all shares of Common Stock held by them in support of, such removal and any resulting vacancy shall be filled in accordance with the preceding sentence. The Stockholders agree not to take any action to remove, with or without cause, any director other than in accordance with the foregoing.

          Section 4.5. COMMITTEES OF THE BOARD OF DIRECTORS. If the Stockholders are entitled pursuant to the Shareholders Agreement to designate directors to serve on the executive committee or any other committee established by the Board, such designation shall be allocated among the Stockholders based on the same proportions as the allocation provisions set forth in this Article IV for designating persons to serve as a director on the Board.

          Section 4.6. FURTHER ASSURANCES. Each Stockholder shall vote, in person or by proxy, all of the shares of Common Stock owned by such Stockholder, at any annual or special meeting of stockholders of the Company called for the purpose of voting on the election of directors or by consensual action of stockholders without a meeting with respect to the election of directors, in favor of the election of the directors designated in accordance with this
Article IV. Each Stockholder shall vote the shares of Common Stock owned by such Stockholder and shall take all other actions necessary to ensure that the Certificate of Incorporation and By-laws of the Company do not at any time conflict with the provisions of this Agreement.

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                                      ARTICLE V

                              TRANSFERS OF COMMON STOCK

          Section 5.1. RESTRICTIONS ON TRANSFERS; PERMITTED TRANSFEREES. (a) Except as otherwise provided in Section 5.1(b) and 5.1(c) of this Agreement, each Stockholder agrees and acknowledges that such Stockholder will not:

          (i) directly or indirectly, Transfer or offer to Transfer any shares of Common Stock or solicit any offers to purchase or otherwise acquire or make a pledge of any shares of Common Stock;

          (ii) grant any proxy or enter into or agree to be bound by any voting trust with respect to any shares of Common Stock;

          (iii) enter into any stockholder agreements or arrangements of any kind (other than agreements entered into by all of the Stockholders) with any Person with respect to any shares of Common Stock (whether or not such agreements and arrangements are with other Stockholders hereto or holders of shares of Common Stock who are not parties to this Agreement), including but not limited to, agreements or arrangements with respect to the acquisition, disposition or voting of shares of Common Stock; or

          (iv) act, for any reason, as a member of a group or in concert with any other Persons (other than Permitted Transferees) in connection with the Transfer or voting of shares of Common Stock.

          (b) Except as provided in Section 5.1(c), none of the restrictions contained in Section 5.1(a) shall apply to any Transfers:

          (i) to a Permitted Transferee of the transferor (whereupon the transferor hereby agrees to provide written notice thereof, together with such transferee's written undertaking to assume the transferor's obligations hereunder) to the other Stockholders within 30 days after such Transfer); or

          (ii) to any Person, provided the transferor has first complied with the provisions of Sections 5.2 and 5.3.

          (c)  Notwithstanding anything in this Agreement to the contrary,

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          (i)  no Transfer of shares of Common Stock may be made by a
     Stockholder if such Transfer would violate any of the provisions of the Shareholders Agreement (unless such provision is waived by the Company); and

          (ii) until such time as any Apollo Stockholder Transfers any of its Shares to a Person who is not a Permitted Transferee, no Transfer of shares of Common Stock may be made by any of the Blackstone Stockholders that would result in the Stockholders losing any rights to designate persons to serve on the Board or any committee thereof.


          Section 5.2. RIGHT OF FIRST NEGOTIATION WITH RESPECT TO CERTAIN SHARE TRANSFERS. (a) Except for Transfers permitted pursuant to Sections 5.1(b)(i), if any Apollo Stockholder or Blackstone Stockholder desires to Transfer any shares of Common Stock (a "Selling Stockholder"), such Selling Stockholder shall first give written notice (the "Sellers Notice") to the Apollo Stockholders (if a Blackstone Stockholder is the Selling Stockholder") and to the Blackstone Stockholders (if an Apollo Stockholder is the Selling Stockholder) (the "Offeree Stockholders") stating the Selling Stockholders' desire to make such Transfer and the number of shares of Common Stock proposed to be transferred (the "Offered Shares").

          (b) Upon receipt of the Sellers Notice, each of the Offeree Stockholders shall have a 15-day exclusive right to negotiate to purchase the Offered Shares. The Selling Stockholders and the Offeree Stockholders agree to negotiate in good faith.

          (c) If the Sellers Notice shall be duly given, and if the Offeree Stockholders shall not purchase the Offered Shares within such 15-day period or shall have otherwise declined to purchase the Offered Shares, then the Selling Stockholders shall be free to sell the Offered Shares to any third party transferee; PROVIDED, that such sale complies with the provisions of Section 5.1 of this Agreement.

          Section 5.3. PRO RATA RIGHT TO PARTICIPATE IN CERTAIN SHARE PURCHASES. (a) Until an aggregate of 3,000,000 shares shall have been purchased by the Stockholders and their Affiliates from Persons other than the Stockholders, TPG and Laidlaw and their respective Affiliates (such other Persons, "Exempt Sellers"):

          (i) until the Apollo Stockholders and their Affiliates (the "Apollo Purchasers") purchase in aggregate 1,000,000 or more shares of Common Stock from Persons other than the Exempt Sellers: If any Blackstone Stockholder or any of their Affiliates (the "Blackstone Purchasers"), pursuant to a single transaction or series of related transactions, proposes to purchase shares of Common Stock from a Person who is not an Exempt Seller, the Apollo Stockholders shall have the exclusive option to purchase up to 65% of the total number of shares proposed to be purchased by the Blackstone Purchasers, upon the same terms and conditions applicable to the Blackstone Purchasers.

          (ii) If any Apollo Purchaser, pursuant to a single transaction or series of related transactions, proposes to purchase shares of Common Stock from a Person who is not an Exempt Seller, the Blackstone Stockholders shall have the exclusive option to purchase up to 35% of the total number of shares proposed to be purchased by the Apollo Purchaser, upon the same terms and conditions applicable to the Apollo Purchaser; PROVIDED, HOWEVER, if the Apollo Purchasers have purchased in the aggregate 1,000,000 or more shares of Common Stock from persons other than the Exempt Sellers, the foregoing percentage shall be 100%.

          (b) After an aggregate of 3,000,000 shares shall have been purchased by the Stockholders and their Affiliates from Persons other than Exempt Sellers in accordance with Section 5.3(a) above:

          (i) If any Apollo Purchaser, pursuant to a single transaction or series of related transactions, proposes to purchase shares of Common Stock from a Person who is not an Exempt Seller, the Blackstone Stockholders shall have the exclusive option to purchase up to 50% of the total number of shares proposed to be purchased by the Apollo Purchaser, upon the same terms and conditions applicable to such Apollo Purchaser.

          (ii) If any Blackstone Purchaser, pursuant to a single transaction or series of related transactions, proposes to purchase shares of Common Stock from a Person who is not an Exempt Seller, the Apollo Stockholders shall have the exclusive option to purchase up to 50% of the total number of shares proposed to be purchased by the Blackstone Purchaser, upon the same terms and conditions applicable to such Blackstone Purchaser.

          (c) Any Apollo Purchaser or Blackstone Purchaser proposing to purchase of any shares of Common Stock subject to this SECTION 5.3 shall use its best efforts to keep the other Stockholders informed and shall cooperate with the other Stockholders with respect to such proposed purchase so as to allow the other Stockholders a reasonable opportunity to exercise their purchase option hereunder. Without limiting the foregoing, the Apollo Purchaser or Blackstone Purchaser shall provide a written notice (an "OPTION NOTICE") to the other Stockholders describing the proposed purchase, including the price and the proposed closing date, promptly after the proposed purchase price has been determined; PROVIDED that the Apollo Purchaser or Blackstone Purchaser shall endeavor to provide such notice sufficiently in advance of the proposed closing date so as to allow the other Stockholders a reasonable opportunity to make a "capital call" or otherwise arrange funding for their purchase option. A Stockholder may exercise its purchase option by giving written notice (an "EXERCISE NOTICE") to the Apollo Purchaser or Blackstone Purchaser, as the case may be, specifying the number of shares such Stockholder desires to purchase, within one (1) Business Day after receiving the Option Notice. If such Option Notice shall be duly given by an Apollo Purchaser or Blackstone Purchaser, and if the Exercise Notice shall not have been received by such Apollo Purchaser or Blackstone Purchaser within one
(1) Business Day thereafter or the other Stockholders shall have otherwise declined to exercise such option, then such Apollo Purchaser or Blackstone Purchaser shall be free to purchase and own all of the subject shares.

                                      ARTICLE VI

                          ALLOCATION OF REGISTRATION RIGHTS

          Section 6.1. SHELF REGISTRATION RIGHTS. (a) If the Stockholders are entitled pursuant to any registration rights agreement with the Company (a "Registration Rights Agreement") to require that the Company cause to be filed pursuant to Rule 415 of the Securities Act a shelf registration statement with respect to resales of shares beneficially owned by the Stockholders, the number of demands to require the filing of a shelf registration statement shall be divided between the Apollo Stockholders and Blackstone Stockholders in the same proportions as the allocation of the number of Affiliate Designees in Section 4.1.

          Section 6.2. UNDERWRITTEN OFFERINGS. If the Stockholders are entitled pursuant to any Registration Rights Agreement to require that the Company cause to be filed a registration statement under the Securities Act with respect to a firm commitment underwritten offering of shares beneficially owned by the Stockholders, the number of demands to require the filing of a registration statement shall be divided between the Apollo Stockholders and Blackstone Stockholders in the same proportions as the allocation of the number of Affiliate Designees in Section 4.1; provided that the allocation of demand rights pursuant to this Section shall be determined on the date such demand rights are granted, and shall not be affected by subsequent changes in the allocation of the number of Affiliate Designees resulting from changes in the relative Share ownership of the Stockholders.

          Section 6.3. SHARES INCLUDED. In connection with any offering made pursuant to a registration statement in which the Stockholders are entitled to include shares of Common Stock beneficially owned by them, whether pursuant to shelf, demand or "piggyback" registration rights, each Stockholder shall have the right to include a number of shares owned by it in the offering in an amount up to the product of (A) the aggregate number of shares the Stockholders as a group are entitled to include in such offering multiplied by (B) such Stockholder's Registration Percentage; PROVIDED, that the Stockholders shall be entitled to increase on a pro rata basis the number of Shares they can include in such offer to the extent any Stockholder includes less than the full number of shares it has a right to include in such offering. For the purposes of this clause, the Apollo Stockholders and the Blackstone Stockholders may allocate their rights to include shares in an offering among their respective Affiliates in their sole discretion. The Stockholders shall give each other reasonable notice in advance of the exercise of any shelf, demand or piggy-back rights pursuant to any Registration Rights Agreement.

          Section 6.4. CUTBACKS. If in connection with any underwritten offering the total number of shares that the Stockholders seek to have included in such offering is limited by the underwriters (a "Cutback"), and following such Cutback, the Apollo Stockholders include more shares in such registration statement filed upon the demand of the Blackstone Stockholders, or the Blackstone Stockholders include more shares in such registration statement filed upon the demand of the Apollo Stockholders, such demand shall be deemed exercised by the Stockholder that included more shares in such registration statement (regardless of which Stockholder initially exercised such demand right).

          Section 6.5. UNDERWRITERS. If the Stockholders have the right to designate a managing underwriter in connection with any firm commitment underwriting, whichever of the Apollo Stockholders or the Blackstone Stockholders made the demand for such registration shall be entitled to choose such managing underwriter, otherwise the decision shall be made by Majority Decision.



                                     ARTICLE VII

                                   OTHER AGREEMENTS

          Section 7.1. DISPUTE RESOLUTION. Any allocation of rights or obligations not specifically provided for herein shall be allocated first by Majority Decision. The parties hereby

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

waive any rights to a jury trial in connection with any disputes to be decided pursuant to the provisions of this Section.

          Section 7.2. EXPENSES. Unless specifically provided for otherwise herein, each party shall bear its own expenses in connection with the matters covered by this Agreement, except that in connection with any registered offering of shares of Common Stock, any counsel and fees and offering expenses (other than underwriting discounts) charged to the Stockholders shall be allocated based on each Stockholder's proportionate number of shares included in such offering. Notwithstanding the foregoing, Apollo Stockholders agree to bear 65%, and the Blackstone Stockholders agree to bear 35%, of all fees and expenses (including without limitation the fees and expenses of Milbank, Tweed, Hadley & McCloy, Simpson Thacher & Bartlett and any other legal counsel, Deloitte & Touche and any other accounting or financial advisor, and Goldman, Sachs & Co. or any other broker) incurred by such Stockholders in connection with their due diligence investigation or negotiation and purchase of Shares from TPG and Laidlaw.

          Section 7.3. REQUIRED FILINGS; PUBLICITY. (a) Each of the Stockholders shall (and shall cause each of its Affiliates to) (i) take all actions necessary to comply promptly with all legal requirements which may be imposed on such Stockholder (or its Affiliates) as a result of this Agreement or any of the transactions contemplated hereby and (ii) without limiting the foregoing, make all required filings pursuant to the Securities Act and the Exchange Act.

          (b) To the extent reasonably practicable, the Stockholders shall consult with each other prior to all public statement or filings to be issued or made by any of them or their Affiliates with respect to this Agreement and the transactions contemplated hereby.


                                     ARTICLE VIII

                                    MISCELLANEOUS

          Section 8.1. TERMINATION. This Agreement shall terminate on the earlier of (a) solely with respect to Article IV, upon termination of the Shareholders Agreement, (b) solely with respect to Article VI, upon termination of all Registration Rights Agreements and (c) with respect to all other provisions of this Agreement, on the date when either the Apollo Stockholders or the Blackstone Stockholders cease to own any shares of Common Stock.

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

          Section 8.2. NOTICES. All notices to be given by any Stockholder hereunder shall be in writing and shall be deemed to have been duly given if mailed, by first class or registered mail, three (3) Business Days after deposit in the United States Mail, or if telexed or telecopied, sent by telegram, or delivered by hand or reputable overnight courier, when confirmation is received, at the addresses set forth below, or in the case of any transferee of a Stockholder, at the address set forth in the stock ledger of the Company:

          in the case of the Apollo Stockholders (or any of them), to:

          Apollo Investment Fund III, L.P.
          Apollo Overseas Partner III, L.P.
          Apollo (UK) Partners, III, L.P.
          C/O Apollo Management, L.P.
          1999 Avenue of the Stars, Suite 1900
          Los Angeles, CA  90067
          Attention: David B. Kaplan
          Telecopy:  (310) 201-4198

          with a copy to:

          Milbank, Tweed, Hadley & McCloy
          30th Floor
          601 South Figueroa Street
          Los Angeles, CA  90017
          Attention:  Kenneth J. Baronsky, Esq.
          Telecopy:   (213) 629-5063

          In the case of the Blackstone Stockholders (or any of them), to:

          Blackstone Capital Partners II
            Merchant Banking Fund L.P.
          Blackstone Offshore Capital Partners II L.P.
          Blackstone Family Investment Partnership II L.P.
          C/O The Blackstone Group
          345 Park Avenue
          New York, New York 10154
          Attention:  Howard A. Lipson
          Telecopy:   (212) 754-8703
          with a copy to:

          Simpson Thacher & Bartlett
          425 Lexington Avenue
          New York, NY 10017-3954
          Attention:  Wilson S. Neely, Esq.
          Telecopy:   (212) 455-2000

The parties may change their respective addresses for purposes of notice hereunder by giving notice of such change to all other parties in the manner provided in this Section 8.2.

          Section 8.3. BINDING EFFECT. This Agreement supersedes all prior negotiations, statements and agreements of the parties hereto with respect to the subject matter of this Agreement, and shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto. If any transferee of any Stockholder shall acquire any shares of Common Stock in any manner, whether by operation of law or otherwise, such shares of Common Stock shall be held subject to all of the terms of this Agreement, and by taking and holding such shares of Common Stock such person shall be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement, PROVIDED, HOWEVER, that shares of Common Stock which have been transferred in accordance with this Agreement to any person other than a Stockholder or an Affiliated Transferee shall no longer be subject to this Agreement.

          Section 8.4. COMPLETE AGREEMENT. This Agreement represents the entire agreement among the Stockholders with respect to the matters set forth herein, and the parties hereto acknowledge that there have been no representations, warranties, covenants or agreements made by any party hereto other than those contained in this Agreement.

          Section 8.5. COUNTERPARTS. This Agreement may be executed in counterparts and all of which are deemed to be one and the same agreement binding upon each of the Stockholders.

          Section 8.6. HEADINGS. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

          Section 8.7. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law doctrine, except for matters of corporate law, which shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware. By execution and delivery of this Agreement, each of the Stockholders accepts, generally and unconditionally, the nonexclusive jurisdiction of the state or federal courts in New York.

          Section 8.8. INJUNCTIVE RELIEF. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties to this Agreement fail to comply with any of the obligations imposed on them by this Agreement and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

          Section 8.9. SEVERABILITY. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

          Section 8.10. RECAPITALIZATION, ETC. In the event that any capital stock or other securities are issued in respect of, in exchange for, or in substitution of, any shares of Common Stock by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to stockholders or combination of the shares of Common Stock or any other change in the Company's capital structure, appropriate adjustments shall be made to the provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the parties hereto under this Agreement.

          IN WITNESS WHEREOF, the undersigned, thereunto duly authorized, have hereunto set their respective hands as of the day and year first above written.


               APOLLO INVESTMENT FUND III, L.P.
               APOLLO OVERSEAS PARTNERS III, L.P.
               APOLLO (UK) PARTNERS III, L.P.

               By:  Apollo Advisors II, L.P.

               By:  Apollo Capital Management II, Inc.



                    By:  \s\ David B. Kaplan
                         ---------------------------
                       Name:  David B. Kaplan
                       Title: Vice President



               BLACKSTONE CAPITAL PARTNERS II
                 MERCHANT BANKING FUND L.P.
               BLACKSTONE OFFSHORE CAPITAL PARTNERS II L.P.
               BLACKSTONE FAMILY INVESTMENT
                 PARTNERSHIP II L.P.

               By: Blackstone Management Associates II L.L.C.




                    By:  \s\ Howard A. Lipson
                         ---------------------------
                       Name:  Howard A. Lipson
                       Title: Senior Managing Director